Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE REPORTS 30.6% GROWTH IN
2013 FIRST-QUARTER EARNINGS PER DILUTED SHARE TO $0.47
 ______________________________

First-Quarter Operating Ratio Improves 150 Basis Points to 87.6%

THOMASVILLE, N.C. ─ (April 25, 2013) ─ Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the three-month period ended March 31, 2013. Revenue for the quarter was $532.6 million, a 7.1% increase over $497.1 million for the first quarter of 2012. Net income increased 30.4% to $40.6 million for the first quarter of 2013 from $31.1 million for the first quarter last year, while earnings per diluted share rose 30.6% to $0.47 from $0.36. Old Dominion's operating ratio was 87.6% for the first quarter of 2013 compared with 89.1% for the first quarter of 2012. All prior-period share and per share data in this release have been adjusted to reflect the Company's September 2012 three-for-two stock split.

David S. Congdon, President and Chief Executive Officer of Old Dominion, commented, “Old Dominion is off to a strong start in 2013, as we set a new Company record for our first-quarter operating ratio and increased our earnings per share by 30.6%. We produced these results despite the fact that the 2013 first quarter included Good Friday, which occurred in the second quarter of 2012, and had one less business day than the first quarter of last year. In addition, the winter weather in the first quarter of 2013 was more severe than we experienced in the first quarter of 2012. Even with these headwinds and a less than robust economic environment, we generated revenue growth for the quarter that consisted of a 5.2% increase in tons per day and a 2.9% increase in revenue per hundredweight, excluding fuel surcharges. We believe our growth reflects our ongoing ability to win market share by providing a value proposition that consists of delivering on-time, claims-free service at a fair and equitable price.

“We improved our primary service metrics during the first quarter of 2013, lowering our cargo claims ratio to a record 0.34% and driving our on-time delivery percentage above 99%. We believe the quality of our service, and a positive yield environment, also supported our ability to improve pricing. As a result, our revenue per hundredweight increased for the quarter despite the negative pressure on this metric caused by the 0.9% increase in weight per shipment and 1.1% decline in length of haul. The combination of the increase in revenue per hundredweight and our tonnage growth, which improved freight density and certain operational efficiencies, was primarily responsible for the 150 basis-point improvement in our operating ratio to 87.6% as compared to the first quarter of 2012.

“Net capital expenditures for the first quarter were $26.1 million, which included the expansion and relocation of eight service centers to improve our capacity. We also opened two new service centers in Flagstaff, Arizona and Santa Maria, California, bringing our total service centers in operation at the end of the quarter to 219. We expect net capital expenditures for 2013 to total approximately $270 million, which we plan to fund primarily with cash flow from operations. These expenditures include $95 million for real estate purchases and expansion projects at existing service centers, $150 million for trailers, tractors and other equipment and $25 million for technology and other assets. Our 2013 capital expenditures should provide additional service center and equipment capacity to support continued increases in our market share. The strength of our balance sheet also provides us with the ability to capitalize on future growth opportunities and market consolidation. At March 31, 2013, our ratio of total debt to capitalization improved 190 basis points to 17.1% from 19.0% at the end of 2012.”

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ODFL Reports First-Quarter Financial Results

April 25, 2013

Mr. Congdon concluded, “Old Dominion's strong financial and operating performance in a challenging operating environment reflects the dedication of the entire Old Dominion team and validates our value proposition and business model. We are confident in our proven ability to execute our growth strategies, win additional market share and outperform our industry. As a result, we look forward to the remainder of 2013 and our prospects for creating additional value for our shareholders.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Daylight Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through May 11, 2013. A telephonic replay will also be available through May 11, 2013 at (719) 457-0820, Confirmation Number 2452470.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, such that our total overall pricing is sufficient to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including the inability to successfully consummate and integrate acquisitions, if any; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as economic recessions and downturns in customers' business cycles and shipping requirements; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, long-term disability and group health, including increased premiums, adverse loss development, increased self-insured retention levels, and claims in excess of coverage levels; (9) potential cost increases associated with recent healthcare legislation; (10) the availability and cost of capital for our significant ongoing cash requirements; (11) the availability and cost of replacement parts and new equipment, particularly in light of regulatory changes and supply constraints impacting the cost of these assets; (12) decreases in demand for, and the value of, used equipment; (13) the availability and cost of diesel fuel; (14) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (15) litigation and governmental proceedings; (16) the costs and potential adverse impact of non-compliance with rules issued by the Federal Motor Carrier Safety Administration; (17) seasonal trends in the industry, including the possibility of harsh weather conditions; (18) our dependence on key employees; (19) the concentration of our stock ownership with the Congdon family; (20) the costs and potential adverse impact associated with potential future changes in accounting standards or practices; (21) the impact caused by potential disruptions to our information technology systems or our service center network; (22) damage to our reputation from the misuse of social media; (23) dilution to existing shareholders caused by any issuance of additional equity; and (24) other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements (i) as these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

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ODFL Reports First-Quarter Financial Results

April 25, 2013

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL service and value-added logistics services. In addition to its core LTL services, the Company offers its customers a broad range of value-added services including worldwide freight forwarding services, ground and air expedited transportation, container delivery, truckload brokerage, supply chain consulting, warehousing and consumer household pickup and delivery services.

OLD DOMINION FREIGHT LINE, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	March 31,		%
	2013	2012	Chg.
Revenue	$532,575	$497,140	7.1%
Operating income	$65,944	$54,218	21.6%
Operating ratio	87.6%	89.1%
Net income	$40,553	$31,095	30.4%
Basic and diluted earnings per share	$0.47	$0.36	30.6%
Basic and diluted weighted average shares outstanding	86,165	86,165	—%

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ODFL Reports First-Quarter Financial Results

April 25, 2013

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	First Quarter
(In thousands, except per share amounts)	2013		2012

Revenue	$532,575	100.0%	$497,140	100.0%

Operating expenses:
Salaries, wages & benefits	270,800	50.8%	257,989	51.9%
Operating supplies & expenses	95,703	18.0%	94,216	19.0%
General supplies & expenses	17,761	3.3%	14,152	2.8%
Operating taxes & licenses	17,269	3.2%	16,356	3.3%
Insurance & claims	7,270	1.4%	7,683	1.5%
Communications & utilities	5,721	1.1%	4,854	1.0%
Depreciation & amortization	29,834	5.6%	25,544	5.1%
Purchased transportation	17,498	3.3%	16,231	3.3%
Building and office equipment rents	3,178	0.6%	3,268	0.7%
Miscellaneous expenses, net	1,597	0.3%	2,629	0.5%

Total operating expenses	466,631	87.6%	442,922	89.1%

Operating income	65,944	12.4%	54,218	10.9%

Non-operating expense (income):
Interest expense	2,400	0.5%	3,219	0.6%
Interest income	(14)	(0.0)%	(52)	(0.0)%
Other expense (income), net	74	0.0%	(346)	(0.0)%

Income before income taxes	63,484	11.9%	51,397	10.3%

Provision for income taxes	22,931	4.3%	20,302	4.0%

Net income	$40,553	7.6%	$31,095	6.3%

Earnings per share:
Basic and Diluted	$0.47		$0.36

Weighted average outstanding shares:
Basic and Diluted	86,165		86,165

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ODFL Reports First-Quarter Financial Results

April 25, 2013

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	First Quarter
	2013	2012	% Chg.

Work days	63	64	(1.6)%
Operating ratio	87.6%	89.1%	(1.7)%
Intercity miles (1)	103,472	100,096	3.4%
Total tons (1)	1,717	1,659	3.5%
Total shipments (1)	1,922	1,873	2.6%
Revenue per intercity mile	$5.15	$4.97	3.6%
Revenue per hundredweight (2)	$15.50	$15.05	3.0%
Revenue per hundredweight, excluding fuel surcharges (2)	$12.89	$12.53	2.9%
Revenue per shipment (2)	$276.97	$266.58	3.9%
Revenue per shipment, excluding fuel surcharges (2)	$230.40	$221.86	3.8%
Weight per shipment (lbs.)	1,787	1,771	0.9%
Average length of haul (miles)	935	945	(1.1)%

(1) -	In thousands
(2) -	For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company's revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	March 31,	December 31,
(In thousands)	2013	2012

Cash and cash equivalents	$29,183	$12,857
Other current assets	295,781	262,171
Total current assets	324,964	275,028
Net property and equipment	1,375,749	1,379,305
Other assets	60,479	58,181
Total assets	$1,761,192	$1,712,514

Current maturities of long-term debt	$38,619	$38,978
Other current liabilities	215,511	186,161
Total current liabilities	254,130	225,139
Long-term debt	180,714	201,429
Other non-current liabilities	259,826	259,977
Total liabilities	694,670	686,545
Equity	1,066,522	1,025,969
Total liabilities & equity	$1,761,192	$1,712,514
Note: The financial and operating statistics in this release are unaudited.

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